U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2008

On2 Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15117	84-1280679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Drive, Clifton Park, NY	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 348-0099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4..01.	Changes in Registrant’s Certifying Accountant.

(a) On July 28, 2008, the Audit Committee of On2 Technologies, Inc. determined to dismiss Eisner LLP (“Eisner”) as On2’s independent accountant and to engage Marcum & Kliegman, LLP (“Marcum”) as On2’s independent account as successor to Eisner. We anticipate that Marcum will, among other things, audit our 2008 financial statements and issue its report thereon, which will be included in our 2008 Annual Report on Form 10-K.

Accordingly, acting through and with the approval of the Audit Committee of On2’s Board of Directors, on July 31, 2008, we dismissed Eisner as our independent accountant, effective July 31, 2008, and engaged Marcum as our independent accountant, also effective July 31, 2008.

Eisner’s reports regarding our financial statements for the 2006 and 2007 fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from January 1, 2006 through July 31, 2008, we had no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that we and Eisner did not resolve.

During the period from January 1, 2006 through July 31, 2008, no reportable events (as that term is defined in Regulation S-K, Item 304(a)(1)(v) promulgated by the Securities and Exchange Commission) occurred, except as follows:

As we disclosed in On2’s 2007 Annual Report on Form 10-K (the “2007 Annual Report”), in the course of preparing our 2007 financial statements, certain information came to the attention of On2 (and through us to Eisner, in connection with its 2007 audit) that prompted us to initiate an independent review, conducted by the Audit Committee, concerning certain contracts with customers and the recognition of revenue that we had previously recognized in our financial statements for the quarters ended June 30, 2007 and September 30, 2007. This review (i) necessitated that we and Eisner delay completion of our 2007 audit and finalization of our 2007 Annual Report, (ii) led us to restate our quarterly financial statements for the quarters ended June 30, 2007 and September 30, 2007 and (iii) led us to identify three material weaknesses in our disclosure controls and procedures and internal control over financial reporting and prompted us to develop and implement appropriate remedial measures.

The Audit Committee’s review and findings and the actions we have taken in response to the Audit Committee’s review are detailed in the 2007 Annual Report under Items 7, 9A and 1A, Amendment No. 1 to our Quarterly Report on Form 10-Q for quarterly period ended June 30, 2007, Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008 and our Current Report on Form 8-K dated May 27, 2008, each of which is hereby incorporated into this Current Report by reference.

In connection with the transition of independent accountants from Eisner to Marcum, we have authorized Eisner to respond fully to any inquiries it may receive from Marcum with respect to the matters discussed above.

On2 has provided a copy of the disclosure included in this Current Report to Eisner in advance of this filing to enable Eisner to review it and advise us as to whether Eisner agrees with the disclosure or to specify any matters with which it does not agree. On2 has requested that Eisner furnish it with its response promptly so as to enable On2 to file this letter within the time period required by the applicable rules of the Securities and Exchange Commission. On2 will file a copy of Eisner’s letter by way of an amendment to this Current Report.

(b) The information contained in Item 401(a) is hereby incorporated into this Item 401(b) by reference.

During 2006, 2007 and the subsequent interim period, neither On2 nor any person acting on our behalf consulted with Marcum with respect to the application of accounting principles, the type of audit opinion that Marcum might render or (other than discussion of the independent review by the Audit Committee of the matters described above for general background purposes in connection with the Audit Committee’s consideration of Marcum as successor independent accountant) the subject matter of the independent review by the Audit Committee.

On2 has provided a copy of the disclosure included in this Current Report to Marcum in advance of its filing to enable Marcum to review it and to provide to us a letter containing any new information, clarification of the disclosure contained herein or any matters with which Marcum does not agree with the disclosure contained herein. Marcum has not provided us with any such letter prior to our filing of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ON2 TECHNOLOGIES, INC.

Date: July 31, 2008	By:	/s/ Matthew C. Frost
	Name:	Matthew C. Frost
	Title:	Chief Executive Officer